Exhibit 99.2

IVY HILL ASSET MANAGEMENT, L.P.

Consolidated Financial Statements

For the Year Ended December 31, 2023

(With Independent Auditors' Report Thereon)

KPMG LLP
Suite 1500
550 South Hope Street
Los Angeles, CA 90071-2629

Independent Auditors' Report

The Partners
Ivy Hill Asset Management, L.P.:

Report on the Audits of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Ivy Hill Asset Management, L.P. (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and December 31, 2022, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and December 31, 2022, and the results of its operations, changes in its equity, and its cash flows for each of the years in the three-year period ended December 31, 2023, in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and financial highlights in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements and financial highlights that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and financial highlights, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements and financial highlights are issued.

Auditors' Responsibilities for the Audits of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements and financial highlights as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

Ivy Hill Asset Management, L.P.
Consolidated Balance Sheet
(in millions)

	As of December 31,
	2023	2022
Assets
Investments at fair value (amortized cost of $9 and $25, respectively)	$9	$25
Cash and cash equivalents	9	5
Management fee receivable	1	1
Other assets	1	4
Assets of Consolidated IHAM Vehicles
Investments at fair value (amortized cost of $9,612 and $9,282, respectively)	9,392	8,973
Cash and cash equivalents	707	499
Interest receivable	62	49
Other assets	38	45
Total assets	$10,219	$9,601
Liabilities
Debt	$462	$308
Subordinated note from Ares Capital Corporation	62	500
Interest payable	13	12
Accounts payable and other liabilities	5	6
Liabilities of Consolidated IHAM Vehicles
Debt	7,459	6,968
Subordinated notes	287	281
Interest payable	131	89
Payables for open trades	32	8
Accounts payable and other liabilities	10	17
Total liabilities	8,461	8,189
Commitments and contingencies (Note 7)
Equity
Contributed capital	1,700	1,547
Accumulated earnings	126	61
Net unrealized losses on investments, foreign currency and other transactions	(15)	(33)
Non-controlling interests in Consolidated IHAM Vehicles	(53)	(163)
Total equity	1,758	1,412
Total liabilities and equity	$10,219	$9,601

See accompanying notes to the consolidated financial statements.

Ivy Hill Asset Management, L.P.
Consolidated Statement of Operations
(in millions)

	For the Years Ended December 31,
	2023	2022	2021
Revenues
Investment income	$3	$3	$4
Management fees and other income	2	3	3
Revenues from Consolidated IHAM Vehicles
Investment income	1,097	594	285
Other income	8	7	7
Total revenues	1,110	607	299
Expenses
Interest expense	61	35	5
Other expenses	14	14	12
Expenses of Consolidated IHAM Vehicles
Interest expense	580	264	100
Distributions to subordinated notes	43	32	34
Management fees and other expenses	20	10	10
Total expenses	718	355	161

Net operating income	392	252	138
Other income (loss)
Net realized gains (losses) on investments	(1)	—	1
Net realized losses on other transactions	(1)	—	—
Net unrealized gains (losses) on investments	—	(1)	3
Net unrealized losses on foreign currency and other transactions	—	(1)	—
Other income (loss) from Consolidated IHAM Vehicles
Net realized losses on investments	(56)	(12)	(9)
Realized gains on extinguishment of debt	12	—	54
Net unrealized gains (losses) on investments	95	(279)	91
Net unrealized losses on foreign currency and other transactions	(2)	—	—
Total other income (loss)	47	(293)	140
Net income (loss)	439	(41)	278
Less: Net income (loss) attributable to non-controlling interests in Consolidated IHAM Vehicles	113	(196)	155
Net income attributable to Ivy Hill Asset Management, L.P.	$326	$155	$123

See accompanying notes to the consolidated financial statements.

Ivy Hill Asset Management, L.P.
Consolidated Statement of Changes in Equity
(in millions)

	Contributed Capital	Accumulated Undistributed (Overdistributed) Earnings	Non-Controlling Interests in Consolidated IHAM Vehicles	Total Equity
Balance at December 31, 2021	$765	$78	$42	$885
Net income (loss)	—	155	(196)	(41)
Capital contributions	782	—	—	782
Distributions	—	(205)	(9)	(214)
Balance at December 31, 2022	$1,547	$28	$(163)	$1,412
Net income	—	326	113	439
Capital contributions	153	—	—	153
Distributions	—	(243)	(3)	(246)
Balance at December 31, 2023	$1,700	$111	$(53)	$1,758

See accompanying notes to the consolidated financial statements.

Ivy Hill Asset Management, L.P.
Consolidated Statement of Cash Flows
(in millions)

	For the Years Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income (loss)	$439	$(41)	$278
Adjustments to reconcile net income to net cash used in operating activities:
Net realized losses (gains) on investments and foreign currency transactions	2	—	(1)
Net unrealized (gains) losses on investments, foreign currency and other transactions	—	2	(3)
Net accretion of investments	(1)	(1)	(2)
Allocable to non-controlling interests in Consolidated IHAM Vehicles:
Net realized losses on investments and foreign currency transactions	56	12	9
Net unrealized (gains) losses on investments, foreign currency and other transactions	(93)	279	(91)
Realized gain on extinguishment of debt	(12)	—	(54)
Amortization of debt costs	9	6	2
Amortization on investments	(24)	(16)	(12)
Payment-in-kind interest	(12)	(7)	(11)
Purchases of investments	(2,754)	(5,062)	(3,881)
Proceeds from sale or paydown of investments	2,428	1,318	2,745
Changes in operating assets and liabilities:
Management fees receivable	—	—	(1)
Accounts payable and other liabilities	2	12	1
Change in other assets and receivables of the Consolidated IHAM Vehicles	(2)	(51)	(30)
Change in other liabilities and payables of the Consolidated IHAM Vehicles	37	69	2
Net cash provided by (used in) operating activities	75	(3,480)	(1,049)
Cash flows from investing activities:
Purchases of investments	(7)	(6)	(58)
Proceeds from repayments or sales of investments	23	21	42
Net cash provided by (used in) investing activities	16	15	(16)
Cash flows from financing activities:
Borrowings on debt	499	1,009	263
Repayments of debt	(782)	(340)	(271)
Debt issuance costs	(1)	(2)	—
Capital contributions	153	782	296
Distributions	(243)	(205)	(93)
Allocable to non-controlling interests in Consolidated IHAM Vehicles
Borrowings on debt and subordinated notes	2,104	2,782	2,716
Repayments of debt and subordinated notes	(1,603)	(472)	(1,926)
Debt issuance costs	(3)	—	—
Distributions	(3)	(9)	(9)
Net cash provided by financing activities	121	3,545	976
Net change in cash and cash equivalents	212	80	(89)
Cash and cash equivalents, beginning of period	504	424	513
Cash and cash equivalents, end of period	$716	$504	$424
Supplemental disclosure of cash flow information:
Cash paid during the period for interest by Ivy Hill Asset Management, L.P.	$59	$22	$5
Cash paid during the period for interest by the Consolidated IHAM Vehicles	$530	$187	$100

See accompanying notes to the consolidated financial statements.

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
1. ORGANIZATION
Ivy Hill Asset Management, L.P., a Delaware limited partnership (the “Partnership” or “IHAM”) and a wholly owned portfolio company of Ares Capital Corporation (“ARCC”), is an asset manager and a registered investment adviser with the Securities and Exchange Commission. Ares Capital Management LLC (“Ares Capital Management”), a subsidiary of Ares Management Corporation (“Ares Management”), a publicly traded, leading global alternative investment manager, serves as the investment adviser to ARCC pursuant to an investment advisory and management agreement. Additionally, Ivy Hill Asset Management GP, LLC, a Delaware limited liability company and a wholly owned subsidiary of ARCC, is the general partner (the “General Partner”) of the Partnership. As of December 31, 2023, IHAM had assets under management of approximately $13.5 billion. As of December 31, 2023, IHAM managed 20 vehicles (such vehicles are collectively referred to as the “IHAM Vehicles”).

IHAM is currently party to an administration agreement, referred to herein as the “administration agreement,” with Ares Operations LLC (“Ares Operations”), a subsidiary of Ares Management. Pursuant to the administration agreement, Ares Operations furnishes IHAM with, among other things, office facilities, equipment, clerical, bookkeeping and record keeping services, services relating to the marketing and sale of interests in vehicles managed by IHAM, and research and related services, services of, and oversight of, custodians, depositories, accountants, attorneys, underwriters, and such other persons in any other capacity deemed to be necessary. Under the administration agreement, IHAM reimburses Ares Operations for all of the actual costs associated with such services, including Ares Operations’ allocable portion of the compensation, rent and other expenses of its officers, employees and respective staff in performing its obligations under the administration agreement.

IHAM manages or controls certain entities that have been consolidated in the accompanying financial statements as described in “Note 2. Summary of Significant Accounting Policies.” These entities include certain IHAM Vehicles (collectively, the “Consolidated IHAM Vehicles”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“GAAP”), and include the accounts of the Partnership and the Consolidated IHAM Vehicles. The Consolidated IHAM Vehicles are investment companies under GAAP based on the following characteristics: the Consolidated IHAM Vehicles obtain funds from one or more investors and the Consolidated IHAM Vehicles’ business purpose and substantive activities are investing funds for returns from capital appreciation and/or investment income. Therefore, investments held in the Consolidated IHAM Vehicles are recorded at fair value and the unrealized appreciation (depreciation) in an investment’s fair value is recognized on a current basis in the accompanying consolidated statement of operations. In the preparation of these consolidated financial statements, IHAM has retained the investment company accounting for the Consolidated IHAM Vehicles under GAAP. The consolidated financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the financial condition and results of operations as of and for the periods presented. All significant intercompany balances and transactions have been eliminated.
Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of actual and contingent assets and liabilities at the date of the financial statements and the reported amounts of income or loss and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include the valuation of investments.
Principles of Consolidation

When IHAM consolidates an IHAM Vehicle for GAAP purposes only, IHAM reflects the assets, liabilities, revenues and expenses of the Consolidated IHAM Vehicles on a gross basis, including the economic interests held by third-party investors in the Consolidated IHAM Vehicles as debt obligations, subordinated notes or non-controlling interests, in the consolidated financial statements of the Partnership. All of the revenues earned by the Partnership as the investment manager of the Consolidated IHAM Vehicles are eliminated in GAAP consolidation. However, because the eliminated amounts are earned

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
from and funded by third-party investors, the GAAP consolidation of an IHAM Vehicle does not impact the actual net income or loss attributable to the Partnership.
IHAM consolidates those entities in which it has a direct or indirect controlling financial interest based on either a variable interest model or voting interest model, which include certain of the IHAM Vehicles. As such, IHAM consolidates (a) entities in which it holds a majority voting interest or has majority ownership and control over the operational, financial and investing decisions of that entity and (b) entities that IHAM concludes are variable interest entities (“VIEs”) in which the Partnership has more than an insignificant economic interest and power to direct the activities that most significantly impact the entities, and for which the Partnership is deemed to be the primary beneficiary.

IHAM determines whether an entity should be consolidated by first evaluating whether it holds a variable interest in the entity. Fees that are customary and commensurate with the level of services provided by IHAM, and where the Partnership does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered a variable interest. IHAM factors in all economic interests, including proportionate interests through related parties, to determine if fees are considered a variable interest.
Variable Interest Model

IHAM considers an entity to be a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) the holders of equity investment at risk, as a group, lack either the direct or indirect ability through voting rights or similar rights to make decisions that have a significant effect on the success of the entity or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some equity investors are disproportionate to their obligation to absorb losses of the entity, their rights to receive returns from an entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights.

IHAM consolidates all VIEs for which the Partnership is the primary beneficiary. IHAM determines the Partnership is the primary beneficiary when IHAM has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.

IHAM determines whether the Partnership is the primary beneficiary of a VIE at the time the Partnership becomes involved with a VIE and IHAM continuously reconsiders the conclusion. In evaluating whether the Partnership is the primary beneficiary, IHAM evaluates its direct and indirect economic interests in the entity. The consolidation analysis is generally performed qualitatively, however, if the primary beneficiary is not readily determinable, a quantitative analysis may also be performed. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties' equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Cash and Cash Equivalents
Cash and cash equivalents, including cash denominated in foreign currencies, represent cash deposits held at financial institutions. Cash and cash equivalents are carried at cost which approximates fair value. Cash and cash equivalents held at major financial institutions are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation (“FDIC”) or Securities Investor Protection Corporation limitations.

Investments
Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
during the period, net of recoveries. Unrealized gains or losses primarily reflect the change in investment values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.

Investments for which market quotations are readily available are typically valued at such market quotations. In order to validate market quotations, IHAM looks at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by IHAM. In addition, the Partnership's investments in the Consolidated IHAM Vehicles are typically valued using a discounted cash flow (“DCF”) analysis.

As part of the valuation process for debt and equity securities, IHAM may take into account the following types of factors, if relevant, in determining the fair value of the investments held by the Partnership and the Consolidated IHAM Vehicles: the enterprise value of a portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, changes in the interest rate environment and the credit markets, which may affect the price at which similar investments would trade in their principal markets, and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent sale occurs, IHAM considers the pricing indicated by the external event to corroborate its valuation.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the investments held by the Partnership and the Consolidated IHAM Vehicles may fluctuate from period to period. Additionally, the fair value of the investments held by the Partnership and the Consolidated IHAM Vehicles may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Partnership or the Consolidated IHAM Vehicles may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Partnership or the Consolidated IHAM Vehicles were required to liquidate a portfolio investment in a forced or liquidation sale, the Partnership or the Consolidated IHAM Vehicles could realize significantly less than the value at which the investments have been recorded.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned.

See Note 4 for more information on the Partnership's and the Consolidated IHAM Vehicles’ valuation process.

Management and Incentive Fees
Management fees are generally based on a defined percentage of fair value of assets, total commitments, invested capital, net asset value (“NAV”), NAV plus unfunded commitments, net investment income, total assets or par value of the investment portfolios managed by IHAM. Management fees are recurring and non-refundable and are recognized as revenue in the period that advisory services are rendered, subject to IHAM’s assessment of collectability. Incentive fees are fixed based on certain specific hurdle rates, as defined in the applicable IHAM vehicles’ investment management agreements, and recognized as income only when the amount is realized and no longer subject to reversal, if such hurdle rates have been met.
Interest and Dividend Income
Interest income is recorded on an accrual basis and includes the accretion of discounts, amortization of premiums and payment-in-kind (“PIK”) interest. Discounts from and premiums to par value on investments purchased are accreted/amortized into interest income over the life of the respective security using the effective yield method. To the extent loans contain PIK provisions, PIK interest, computed at the contractual rate specified in each applicable loan agreement, is accrued and recorded as interest income and added to the principal balance of the loan. PIK interest income added to the principal balance is generally

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
collected upon repayment of the outstanding principal. The amortized cost of investments represents the original cost adjusted for any accretion of discounts, amortization of premiums and addition of PIK interest.
Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon IHAM’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest are paid or there is no longer any reasonable doubt that such principal or interest will be collected in full and, in IHAM’s judgment, are likely to remain current. IHAM may make exceptions to this policy if the loan has sufficient collateral value (i.e., typically measured as enterprise value of the portfolio company) or is in the process of collection.
Certain of the Partnership’s investments in the IHAM Vehicles entitle the Partnership to potentially receive cash distributions. Estimates of net expected future cash flows, which factor in estimated default and loss assumptions, over the remaining life of the respective vehicles are used to determine the level of dividend income to be recognized each period, and any excess is then recognized as a return of capital.
Distribution to Subordinated Notes
Generally, cash received by the Consolidated IHAM Vehicles from their investments is categorized as principal or interest proceeds. Interest proceeds are generally used to pay expenses of the Consolidated IHAM Vehicles as well as contractual interest accrued on the revolving credit facilities, senior secured notes, and subordinated notes, as applicable. Any amounts remaining after expenses and contractual amounts are paid are generally distributed to the equity or subordinated notes holders, as applicable, on a periodic basis. The subordinated notes generally represent the most junior capital in certain of the Consolidated IHAM Vehicles and effectively represent equity in such vehicles.
Foreign Currency Translation

The Partnership’s and the Consolidated IHAM Vehicles’ books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:
1) Fair value of investment securities, other assets and liabilities—at the exchange rates prevailing at the end of the period.
2) Purchases and sales of investment securities, income and expenses—at the exchange rates prevailing on the respective dates of such transactions, income or expenses.
Results of operations based on changes in foreign exchange rates are separately disclosed in the statement of operations, if any. Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices more volatile than those of comparable U.S. companies or U.S. government securities.
Derivative Instruments
The Partnership does not utilize hedge accounting and as such values its derivatives at fair value with the unrealized gains or losses recorded in “net unrealized gains (losses) from foreign currency and other transactions” in the accompanying consolidated statement of operations.

Income Taxes

The Partnership operates as a disregarded entity for U.S. tax purposes and is not required to file a federal income tax return. Accordingly, no provision for income taxes has been made in the consolidated financial statements as the Partnership's sole ultimate equity holder, ARCC, is responsible for reporting income or loss generated by the Partnership, to the extent required by federal and state income tax laws and regulations.

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
IHAM is required to determine whether a tax position of the Partnership is more likely than not to be sustained upon examination by the applicable taxing authority, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement, which could result in ARCC, as the sole equity holder of the Partnership, recording a tax liability that would reduce its net assets. Based on its analysis, IHAM has determined that there are no uncertain tax positions taken by the Partnership that would have a material impact on the Partnership’s or ARCC's financial position or results of operations for the year ended December 31, 2023.

IHAM has reviewed all open tax years for major jurisdictions and has determined that the Partnership does not create any tax liability for any unrecognized tax benefits (“UTB”) for ARCC, its sole equity holder, nor did it result in the recognition of any interest and penalties related to UTB for the year ended December 31, 2023.

Recent Accounting Pronouncements
IHAM considers the applicability and impact of all accounting standard updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). ASUs were assessed and either determined to be not applicable or expected to have minimal impact on its consolidated financial statements.

3. INVESTMENTS

As of December 31, 2023 and 2022, the investments held by the Partnership and the Consolidated IHAM Vehicles consisted of the following:

	As of
	December 31, 2023		December 31, 2022
Investments held by the Partnership	Amortized Cost(1)	Fair Value	Amortized Cost(1)	Fair Value
First lien senior secured loans	$8	$8	$17	$15
Second lien senior secured loans	—	—	7	8
Preferred equity	1	1	—	—
Other equity	—	—	1	2
Total	$9	$9	$25	$25

	As of
	December 31, 2023		December 31, 2022
Investments held by the Consolidated IHAM Vehicles	Amortized Cost(1)	Fair Value	Amortized Cost(1)	Fair Value
First lien senior secured loans	$9,567	$9,358	$9,237	$8,942
Second lien senior secured loans	27	27	27	27
Preferred equity	3	3	6	2
Other equity	15	4	12	2
Total	$9,612	$9,392	$9,282	$8,973
________________________________________

(1)The amortized cost represents the original cost adjusted for any accretion of discounts, amortization of premiums and addition of PIK interest.

4. FAIR VALUE
Financial Instrument Valuations
IHAM follows ASC 825-10, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASC 825-10”), which provides companies the option to report selected financial assets and liabilities at fair value. ASC 825-10 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and a better understanding of the effect of IHAM’s choice to use fair value on the Partnership's earnings. ASC 825-10 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. IHAM has not elected the ASC 825-10 option to report selected financial assets and liabilities at fair value. With the exception of the line item entitled “other assets” and “debt,” which are reported at amortized cost, the carrying value of all other assets and liabilities approximate fair value.

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
IHAM follows the provisions of ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), which expands the application of fair value accounting. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure of fair value measurements. ASC 820-10 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires IHAM to assume that the portfolio investment is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market, which may be a hypothetical market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820-10, IHAM has considered both the Partnership's and the Consolidated IHAM Vehicles' principal market as the market in which the Partnership and the Consolidated IHAM Vehicles exit their portfolio investments with the greatest volume and level of activity. ASC 820-10 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with ASC 820-10, these inputs are summarized in the three broad levels listed below:
Level 1 – Valuations based on quoted prices in active markets for identical assets that the Partnership and the Consolidated IHAM Vehicles have the ability to access.
Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
In addition to using the above inputs in investment valuations, IHAM also evaluates the source of inputs, including any markets in which the investments held by the Partnership and the Consolidated IHAM Vehicles are trading (or any markets in which securities with similar attributes are trading), in determining fair value. IHAM’s valuation policy considers the fact that because there is not a readily available market value for most of the investments held in the Partnership and the Consolidated IHAM Vehicles, the fair value of the investments must typically be determined using unobservable inputs. No changes were made to IHAM’s valuation policies during the year.
The portfolio investments held by the Partnership and the Consolidated IHAM Vehicles on a consolidated basis are typically valued using two different valuation techniques. The primary valuation technique is a yield analysis, which is typically performed for non-credit impaired debt investments in portfolio companies where the Partnership and the Consolidated IHAM Vehicles do not own a controlling equity position. To determine fair value using a yield analysis, a current price is imputed for the investment based upon an assessment of the expected market yield for a similarly structured investment with a similar level of risk. In the yield analysis, IHAM considers the current contractual interest rate, the maturity and other terms of the investment relative to risk of the Partnership and the Consolidated IHAM Vehicles and the specific investment. A key determinant of risk, among other things, is the leverage through the investment relative to the enterprise value of the portfolio company. As debt investments held by the Partnership and the Consolidated IHAM Vehicles are substantially illiquid with no active transaction market, IHAM depends on primary market data, including newly funded transactions, as well as secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable. The second valuation technique utilized to determine fair value for investments is the DCF analysis. When using the DCF analysis the expected cash flows associated with the investment are discounted to determine a present value using a discount rate that reflects estimated market return requirements.
Certain equity investments are fair valued using the NAV based on the Partnership’s ownership interests in the underlying portfolio company. IHAM generally utilizes the NAV as the basis for fair value and may, in good faith, apply an appropriate adjustment to the NAV, if deemed necessary. To a lesser extent, IHAM may utilize an analysis of the enterprise value (“EV”) of the portfolio company. The EV represents the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The primary method for determining EV uses a multiple analysis whereby appropriate multiples are applied to the portfolio company’s EBITDA (generally defined as net income before net interest expense, income tax expense, depreciation and amortization). EBITDA multiples are typically determined based upon review of market comparable transactions and publicly traded comparable companies, if any. The second method for determining EV uses a discounted cash flow analysis whereby future expected cash flows of the portfolio company are discounted to determine a present value using estimated discount rates (typically a weighted average cost of capital based on costs of debt and equity consistent with current market conditions). The EV analysis is performed to determine the value of certain equity investments and to determine if there is credit impairment for debt investments.

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
The Partnership’s investments in the Consolidated IHAM Vehicles are generally valued using the DCF analysis. The fair value of the Partnership’s investments in the Consolidated IHAM Vehicles are eliminated in GAAP consolidation.

The following tables present fair value measurements of cash and cash equivalents and investments held by the Partnership and the Consolidated IHAM Vehicles on a consolidated basis as of December 31, 2023:

	Fair Value Measurements Using
Held by the Partnership	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$9	$9	$—	$—
Investments not measured at net asset value	$8	$—	$3	$5
Investments measured at net asset value (1)	1
Total investments	$9

	Fair Value Measurements Using
Held by the Consolidated IHAM Vehicles	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$707	$707	$—	$—
Investments not measured at net asset value	$9,392	$—	$1,362	$8,030
Total investments	$9,392
Unfunded revolving and delayed draw term loan commitments(2)	$(8)	$—	$—	$(8)
________________________________________

(1)Certain investments that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy. These investments are in private, closed-end investment vehicles whose investment strategies are to invest in U.S. middle-market companies. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the accompanying consolidated balance sheet.

(2)The fair value of unfunded revolving and delayed draw loan commitments is included in “accounts payable and other liabilities” in the accompanying consolidated balance sheet.

The following tables present fair value measurements of cash and cash equivalents and investments held by the Partnership and the Consolidated IHAM Vehicles on a consolidated basis as of December 31, 2022:

	Fair Value Measurements Using
Held by the Partnership	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$5	$5	$—	$—
Investments not measured at net asset value	$24	$—	$4	$20
Investments measured at net asset value (1)	1
Total investments	$25

	Fair Value Measurements Using
Held by the Consolidated IHAM Vehicles	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$499	$499	$—	$—
Investments not measured at net asset value	$8,973	$—	$983	$7,990
Total investments	$8,973
Unfunded revolving and delayed draw term loan commitments(2)	$(14)	$—	$—	$(14)
________________________________________

(1)Certain investments that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy. These investments are in private, closed-end investment vehicles whose investment strategies are to invest in U.S. middle-market companies. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the accompanying consolidated balance sheet.

(2)The fair value of unfunded revolving and delayed draw loan commitments is included in “accounts payable and other liabilities” in the accompanying consolidated balance sheet.

The following tables summarize the significant unobservable inputs that IHAM used to value the majority of the investments held by the Partnership and the Consolidated IHAM Vehicles on a consolidated basis and categorized within Level

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
3 as of December 31, 2023. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to IHAM’s determination of fair values.

	As of December 31, 2023
			Unobservable Input
Level 3 Measurements of the Partnership	Fair Value	Primary Valuation Techniques	Input	Estimated Range	Weighted Average(1)
Asset Category
First lien senior secured loans	$4	Yield analysis	Market yield	8.8% - 13.8%	11.5%
Preferred equity	1	Enterprise value analysis	EBITDA multiple	6.8x	6.8x
	$5

	As of December 31, 2023
			Unobservable Input
Level 3 Measurements of the Consolidated IHAM Vehicles	Fair Value	Primary Valuation Techniques	Input	Estimated Range	Weighted Average(1)
Asset Category
First lien senior secured loans	$7,985	Yield analysis	Market yield	7.8% - 33.5%	12.1%
	11	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Second lien senior secured loans	27	Yield analysis	Market yield	14.4%	14.4%
Preferred equity	3	Enterprise value analysis	EBITDA multiple	6.8x - 8.3x	7.1x
Other equity	4	Enterprise value analysis	EBITDA multiple	5.4x - 33.8x	6.7x
	$8,030
________________________________________

(1)Unobservable inputs were weighted by the relative fair value of the investments.

The following tables summarize the significant unobservable inputs that IHAM used to value the majority of the investments held by the Partnership and the Consolidated IHAM Vehicles on a consolidated basis and categorized within Level 3 as of December 31, 2022. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to IHAM’s determination of fair values.

	As of December 31, 2022
			Unobservable Input
Level 3 Measurements of the Partnership	Fair Value	Primary Valuation Techniques	Input	Estimated Range	Weighted Average(1)
Asset Category
First lien senior secured loans	$7	Yield analysis	Market yield	10.0% - 14.2%	11.2%
	3	Recent transaction price	N/A	N/A	N/A
	1	Enterprise value analysis	EBITDA multiple	4.7x - 7.5x	7.2x
Second lien senior secured loans	8	Yield analysis	Market yield	13.6%	13.6%
Other equity	1	Enterprise value analysis	EBITDA multiple	2.6x	2.6x
	$20

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

	As of December 31, 2022
			Unobservable Input
Level 3 Measurements of the Consolidated IHAM Vehicles	Fair Value	Primary Valuation Techniques	Input	Estimated Range	Weighted Average(1)
Asset Category
First lien senior secured loans	$7,576	Yield analysis	Market yield	7.3% - 20.2%	11.3%
	123	Recent transaction price	N/A	N/A	N/A
	100	Enterprise value analysis	EBITDA multiple	4.7x - 13.0x	9.1x
	160	Broker quotes and/or 3rd party pricing services	N/A	N/A	N/A
Second lien senior secured loans	26	Yield analysis	Market yield	13.6%	13.6%
Preferred equity	3	Enterprise value analysis	EBITDA multiple	2.6x	2.6x
Other equity	2	Enterprise value analysis	EBITDA multiple	7.0x - 10.8x	9.6x
	$7,990
________________________________________

(1)Unobservable inputs were weighted by the relative fair value of the investments.

Changes in market yields, discount rates or EBITDA multiples, each in isolation, may change the fair value of certain of the investments held by the Partnership and the Consolidated IHAM Vehicles. Generally, an increase in market yields or discount rates or a decrease in EBITDA multiples may result in a decrease in the fair value of certain of the investments held by the Partnership and the Consolidated IHAM Vehicles.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the investments held by the Partnership and the Consolidated IHAM Vehicles may fluctuate from period to period. Additionally, the fair value of the investments held by the Partnership and the Consolidated IHAM Vehicles may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Partnership or the Consolidated IHAM Vehicles may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Partnership and the Consolidated IHAM Vehicles were required to liquidate the investments in a forced or liquidation sale, the Partnership and the Consolidated IHAM Vehicles could realize significantly less than the value at which the investments have been recorded.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned as of December 31, 2023.

The following tables present changes in investments in which significant unobservable inputs (Level 3) were used in determining fair value for the Partnership and the Consolidated IHAM Vehicles as of and for the years ended December 31, 2023 and 2022, respectively:

2023	Partnership	Consolidated IHAM Vehicles
Balance as of December 31, 2022	$20	$7,976
Net realized gains (losses)	1	(49)
Net unrealized (losses) gains	(1)	35
Purchases	7	2,349
Sales	(19)	(2,045)
Net accretion of discount on securities	—	18
Net transfers in and/or out of Level 3	(3)	(261)
Balance as of December 31, 2023	$5	$8,023

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

2022	Partnership	Consolidated IHAM Vehicles
Balance as of December 31, 2021	$29	$4,816
Net realized losses	—	(115)
Net unrealized losses	—	(82)
Purchases	6	4,571
Sales	(19)	(1,189)
Net accretion of discount on securities	—	15
Net transfers in and/or out of Level 3	4	(40)
Balance as of December 31, 2022	$20	$7,976

Investments were transferred into and out of Level 3 during the year ended December 31, 2023 and 2022. Transfers into and out of Level 3 were generally as a result of changes in the observability of significant inputs or available market data for certain portfolio companies.

5. DEBT

Debt of the Partnership
The following table summarizes the Partnership's debt obligations:

		As of December 31, 2023				As of December 31, 2022
Debt Obligations	Maturity Date	Principal Amount Committed	Principal Outstanding	Carrying Value	Interest Rate	Principal Amount Committed	Principal Outstanding	Carrying Value	Interest Rate
Senior secured revolving credit facility	12/31/2026	$165	$165	$165	SOFR + 3.00%	$165	$160	$160	SOFR + 3.00%
2027 Unsecured Notes(1)(2)	07/14/2027	85	85	84	7.45%	85	85	84	7.45%
2028 Unsecured Notes(1)	06/29/2028	150	150	149	9.00%	—	—	—
2029 Unsecured Notes(1)	07/14/2029	65	65	64	7.55%	65	65	64	7.55%
Subordinated note from Ares Capital Corporation	01/31/2030	500	62	62	SOFR + 6.50%	500	500	500	SOFR + 6.50%
Total debt obligations		$965	$527	$524		$815	$810	$808
______________________________________

(1)The Partnership has issued certain unsecured notes (each issuance of which is referred to herein using the “defined term” set forth under the “Debt Obligations” column of the table above and collectively referred to as the “Unsecured Notes”), that pay interest semi-annually and all principal amounts are due upon maturity. The Partnership may redeem the Unsecured Notes prior to maturity, subject to the terms of the indenture governing each Unsecured Notes.
(2)In December 2022, the Partnership entered into a five-year interest rate swap agreement to mitigate its exposure to adverse fluctuations in interest rates in connection with the 2027 Unsecured Notes. See Note 6 for more information on the interest rate swap.

As of December 31, 2023, the Partnership was in compliance in all material respects with all covenants under its debt obligations.

Debt of the Consolidated IHAM Vehicles

Debt obligations of the Consolidated IHAM Vehicles generally include floating rate notes, deferrable floating rate notes, revolving lines of credit and subordinated notes. Debt obligations of certain Consolidated IHAM Vehicles represent amounts outstanding on revolving credit facilities that are collateralized by the unfunded commitments of the Consolidated IHAM Vehicles' limited partners. Debt obligations of the Consolidated IHAM Vehicles also represent amounts due to holders of debt securities issued by the Consolidated IHAM Vehicles and are collateralized by the assets held by the Consolidated IHAM Vehicles, generally consisting of cash and cash equivalents, senior secured loans and other securities. The assets of one Consolidated IHAM Vehicle may not be used to satisfy the liabilities of another Consolidated IHAM Vehicle. Amounts borrowed under the notes are generally repaid based on available cash flows subject to priority of payments under each Consolidated IHAM Vehicle’s governing documents. Based on the terms of these notes, the creditors of the debt obligations of the Consolidated IHAM Vehicles have no recourse to the Partnership.

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
The following debt obligations were outstanding and classified as liabilities of the Consolidated IHAM Vehicles:

		As of December 31, 2023
Debt Obligations	Maturity Date Range	Principal Amount Committed	Principal Outstanding	Carrying Value	Weighted Average Remaining Maturity In Years	Weighted Average Effective Rate	Effective Rate Range
Revolving credit facilities(1)	12/18/2024 - 04/23/2034	$5,132	$2,999	$3,003	4.48	7.76%	7.02% - 8.14%
Senior secured notes(2)	04/18/2030 - 07/18/2035	4,461	4,461	4,456	9.16	7.96%	3.03% - 15.42%
Subordinated notes(3)	12/20/2028 - 07/18/2035	290	290	287	8.51	4.03%	5.00%
Total debt obligations of Consolidated IHAM Vehicles		$9,883	$7,750	$7,746

		As of December 31, 2022
Debt Obligations	Maturity Date Range	Principal Amount Committed	Principal Outstanding	Carrying Value	Weighted Average Remaining Maturity In Years	Weighted Average Effective Rate	Effective Rate Range
Revolving credit facilities(1)	12/18/2023 - 07/20/2033	$5,867	$3,414	$3,416	4.22	6.25%	5.76% - 6.83%
Senior secured notes(2)	04/18/2030 - 04/23/2034	3,556	3,556	3,552	9.41	6.33%	3.03% - 12.66%
Subordinated notes(3)	02/24/2026 - 04/15/2034	283	283	281	8.90	4.12%	5.00%
Total debt obligations of Consolidated IHAM Vehicles		$9,706	$7,253	$7,249
________________________________________

(1)The interest rate on the borrowings is a floating rate.
(2)The interest rate on the borrowings includes both fixed and floating rates.
(3)Generally represent the most junior capital in certain of the Consolidated IHAM Vehicles and effectively represent equity in such vehicles.

6. DERIVATIVE INSTRUMENTS

In December 2022, in connection with the 2027 Unsecured Notes, the Partnership entered into a five-year interest rate swap agreement to mitigate its exposure to adverse fluctuations in interest rate for a total notional amount of $85, which matures on July 14, 2027. Under the interest rate swap agreement, the Partnership pays a floating rate based on the prevailing one-month Secured Overnight Financing Rate (“SOFR”) plus a spread of 3.78% and receives a fixed interest rate of 7.45%. As of December 31, 2023, the one-month SOFR was 5.35%.

Certain information related to the Partnership's derivative instrument as of December 31, 2023 and 2022 is presented below.

	As of December 31, 2023
Derivative Instrument	Notional Amount	Maturity Date	Gross Amount of Recognized Assets	Gross Amount of Recognized Liabilities	Balance Sheet Location of Net Amounts
Interest rate swap	$85	07/14/2027	—	(1)	Accounts payable and other liabilities

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

	As of December 31, 2022
Derivative Instrument	Notional Amount	Maturity Date	Gross Amount of Recognized Assets	Gross Amount of Recognized Liabilities	Balance Sheet Location of Net Amounts
Interest rate swap	$85	07/14/2027	—	(1)	Accounts payable and other liabilities

As of December 31, 2023 and 2022, the counterparty to the Partnership's interest rate swap was City National Bank.

Net realized gains and losses on the interest rate swap recognized by the Partnership for the years ended December 31, 2023 and 2022 is in the following location in the consolidated statement of operations:

		For the Years Ended December 31,
Derivative Instrument	Statement Location	2023	2022
Interest rate swap	Net realized gains (losses) from foreign currency and other transactions	$(1)	$—
Total		$(1)	$—

Net unrealized gains and losses on the interest rate swap recognized by the Partnership for the years ended December 31, 2023 and 2022 is in the following location in the consolidated statement of operations:

		For the Years Ended December 31,
Derivative Instrument	Statement Location	2023	2022
Interest rate swap	Net unrealized gains (losses) from foreign currency and other transactions	$—	$(1)
Total		$—	$(1)

7. COMMITMENTS AND CONTINGENCIES

Indemnification Arrangements
Consistent with standard business practices in the normal course of business, the Partnership and the Consolidated IHAM Vehicles enter into contracts or other arrangements that may contain indemnification or other contingent obligations (both with affiliates and third parties). The Partnership’s maximum exposure under these arrangements is unknown. As of December 31, 2023, the Partnership and the Consolidated IHAM Vehicles had not had any claims or losses pursuant to these arrangements.
Investment Commitments
As of December 31, 2023 and 2022, the Partnership had aggregate unfunded commitments of $6 and $7, respectively, to invest in portfolio companies, all of which were revolving loan commitments. As of December 31, 2023 and 2022, the Consolidated IHAM Vehicles had aggregate unfunded commitments of $732 and $706, respectively, to invest in portfolio companies, which comprised of delayed draw term loan commitments totaling $126 and $163, respectively and revolving loan commitments totaling $606 and $543, respectively.
8. RELATED PARTY TRANSACTIONS

Pursuant to the administration agreement, as of December 31, 2023, and 2022, the Partnership had $1.1 and $0.8, respectively, in amounts payable to Ares Operations that are included in “accounts payable and other liabilities” in the accompanying consolidated balance sheet. For the years ended December 31, 2023, 2022 and 2021, Ares Operations incurred and the Partnership reimbursed such expenses totaling $2.4, $1.0 and $0.6, respectively, which are included in “other expenses” in the consolidated statement of operations. As of December 31, 2023 and 2022, the Partnership had approximately $1.8 and $1.6, respectively, in receivables from certain of these IHAM Vehicles and the amounts are included in “other assets” in the accompanying consolidated balance sheet. The Partnership may also bear certain costs and expenses of the operations of certain of the IHAM Vehicles.

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

The Partnership is obligated under a certain operating lease, which was previously entered into with Ares Management, the sole member of Ares Capital Management, for office space. The sublease expires in April 2026. For the years ended December 31, 2023, 2022 and 2021, rent expense was $0.4, $0.3 and $0.2, respectively. As of December 31, 2023 and 2022, rent payable to Ares Management was $0.2 and $0.5, respectively, and reported within “accounts payable and other liabilities” in the accompanying consolidated balance sheet.

The amortized cost and fair value of the Partnership’s investments in other non-consolidated IHAM Vehicles were $0.3 and $0.6, respectively, as of December 31, 2023 and $0.3 and $0.8, respectively, as of December 31, 2022.

See Notes 3, 4 and 5 for information regarding other related party transactions.

9. CONSOLIDATION

Investments in Consolidated IHAM Vehicles
IHAM for GAAP purposes only consolidates entities in which the Partnership has a variable interest and, as the general partner or investment manager, has both the power to direct the most significant activities and a potentially significant economic interest. The Partnership's investments in the Consolidated IHAM Vehicles are reported at fair value and represent the Partnership’s maximum exposure to loss.
The Partnership’s interests in the Consolidated IHAM Vehicles and its respective maximum exposure to loss as presented in the accompanying consolidated balance sheet are as follows:

	As of December 31,
	2023	2022
Maximum exposure to loss attributable to the Partnership's investment in Consolidated IHAM Vehicles	$2,265	$2,315
Assets of Consolidated IHAM Vehicles	$10,199	$9,566
Liabilities of Consolidated IHAM Vehicles	$8,928	$8,471

	For the Years Ended December 31,
	2023	2022	2021
Net income (loss) attributable to non-controlling interests in Consolidated IHAM Vehicles	$353	$(137)	$190

Investments in Non-Consolidated IHAM Vehicles
The Partnership holds interests in certain IHAM Vehicles that are not consolidated as the Partnership is not the primary beneficiary. The Partnership's interest in such entities generally is in the form of direct equity interests, fixed fee arrangements or both. The maximum exposure to loss represents the potential loss of assets by the Partnership relating to these non-consolidated entities. The Partnership's investments in the non-consolidated IHAM Vehicles are carried at fair value. As of December 31, 2023 and 2022, the Partnership’s investments at fair value in the non-consolidated IHAM Vehicles were $0.6 and $0.8, respectively.

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
Consolidating Schedules
The following supplemental financial information illustrates the consolidating effects of the Consolidated IHAM Vehicles on the Partnership's balance sheets, results of operations and cash flows:

Consolidating Balance Sheet

	As of December 31, 2023
	Partnership	Consolidated IHAM Vehicles	Eliminations	Consolidated
Assets
Investments at fair value	$2,274	$—	$(2,265)	$9
Cash and cash equivalents	9	—	—	9
Management fee receivable	14	—	(13)	1
Other assets	56	—	(55)	1
Assets of Consolidated IHAM Vehicles
Investments at fair value	—	9,392	—	9,392
Cash and cash equivalents	—	707	—	707
Interest receivable	—	62	—	62
Other assets	—	38	—	38
Total assets	$2,353	$10,199	$(2,333)	$10,219
Liabilities
Debt	$462	$—	$—	$462
Subordinated note from Ares Capital Corporation	62	—	—	62
Interest payable	13	—	—	13
Accounts payable and other liabilities	5	—	—	5
Liabilities of Consolidated IHAM Vehicles
Debt	—	7,459	—	7,459
Subordinated notes	—	1,280	(993)	287
Interest payable	—	131	—	131
Payables for open trades	—	32	—	32
Accounts payable and other liabilities	—	26	(16)	10
Total liabilities	542	8,928	(1,009)	8,461
Commitments and contingencies (Note 7)
Equity
Contributed capital	1,700	—	—	1,700
Accumulated earnings	126	—	—	126
Net unrealized losses on investments and foreign currency transactions	(15)	—	—	(15)
Non-controlling interests in Consolidated IHAM Vehicles	—	1,271	(1,324)	(53)
Total equity	1,811	1,271	(1,324)	1,758
Total liabilities and equity	$2,353	$10,199	$(2,333)	$10,219

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

	As of December 31, 2022
	Partnership	Consolidated IHAM Vehicles	Eliminations	Consolidated
Assets
Investments at fair value	$2,340	$—	$(2,315)	$25
Cash and cash equivalents	5	—	—	5
Management fee receivable	13	—	(12)	1
Other assets	43	—	(39)	4
Assets of Consolidated IHAM Vehicles
Investments at fair value	—	8,973	—	8,973
Cash and cash equivalents	—	499	—	499
Interest receivable	—	49	—	49
Other assets	—	45	—	45
Total assets	$2,401	$9,566	$(2,366)	$9,601
Liabilities
Debt	$308	$—	$—	$308
Subordinated note from Ares Capital Corporation	500	—	—	500
Interest payable	12	—	—	12
Accounts payable and other liabilities	6	—	—	6
Liabilities of Consolidated IHAM Vehicles
Debt	—	6,968	—	6,968
Subordinated notes	—	1,374	(1,093)	281
Interest payable	—	89	—	89
Payables for open trades	—	8	—	8
Accounts payable and other liabilities	—	32	(15)	17
Total liabilities	826	8,471	(1,108)	8,189
Commitments and contingencies (Note 7)
Equity
Contributed capital	1,547	—	—	1,547
Accumulated earnings	61	—	—	61
Net unrealized losses on investments and foreign currency transactions	(33)	—	—	(33)
Non-controlling interests in Consolidated IHAM Vehicles	—	1,095	(1,258)	(163)
Total equity	1,575	1,095	(1,258)	1,412
Total liabilities and equity	$2,401	$9,566	$(2,366)	$9,601

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

Consolidating Statement of Operations

	For the Year Ended December 31, 2023
	Partnership	Consolidated IHAM Vehicles	Eliminations	Consolidated
Revenues
Investment income	$347	$0	$(344)	$3
Management fees and other income	56	—	(54)	2
Revenues from Consolidated IHAM Vehicles
Investment income	—	1,097	—	1,097
Other income	—	8	—	8
Total revenues	403	1,105	(398)	1,110
Expenses
Interest expense	61	—	—	61
Other expenses	14	—	—	14
Expenses of Consolidated IHAM Vehicles
Interest expense	—	580	0	580
Distributions to subordinated notes	—	193	(150)	43
Management fees and other expenses	—	74	(54)	20
Other expenses	—	—	—	—
Total expenses	75	847	(204)	718

Net operating income	328	258	(194)	392
Other income (loss)
Net realized losses on investments	(19)	—	18	(1)
Net realized losses on other transactions	(1)	—	—	(1)
Net unrealized gains on investments	18	—	(18)	—
Other income (loss) from Consolidated IHAM Vehicles
Net realized losses on investments	—	(56)	—	(56)
Realized gain on extinguishment of debt	—	58	(46)	12
Net unrealized gains on investments	—	95	—	95
Net unrealized losses on foreign currency and other transactions	—	(2)	—	(2)
Total other income (loss)	(2)	95	(46)	47
Net income	326	353	(240)	439
Less: Net income attributable to non-controlling interests in Consolidated IHAM Vehicles	—	353	(240)	113
Net income attributable to Ivy Hill Asset Management, L.P.	$326	$—	$—	$326

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

	For the Year Ended December 31, 2022
	Partnership	Consolidated IHAM Vehicles	Eliminations	Consolidated
Revenues
Investment income	$188	$—	$(185)	$3
Management fees and other income	49	—	(46)	3
Revenues from Consolidated IHAM Vehicles
Investment income	—	594	—	594
Other income	—	7	—	7
Total revenues	237	601	(231)	607
Expenses
Interest expense	35	—	—	35
Other expenses	14	—	—	14
Expenses of Consolidated IHAM Vehicles
Interest expense	—	264	—	264
Distributions to subordinated notes	—	127	(95)	32
Management fees and other expenses	—	56	(46)	10
Total expenses	49	447	(141)	355

Net operating income	188	154	(90)	252
Other income (loss)
Net unrealized losses on investments	(32)	—	31	(1)
Net unrealized losses on foreign currency and other transactions	(1)	—	—	(1)
Other income (loss) from Consolidated IHAM Vehicles
Net realized losses on investments	—	(12)	—	(12)
Net unrealized losses on investments	—	(279)	—	(279)
Total other loss	(33)	(291)	31	(293)
Net income (loss)	155	(137)	(59)	(41)
Less: Net loss attributable to non-controlling interests in Consolidated IHAM Vehicles	—	(137)	(59)	(196)
Net income attributable to Ivy Hill Asset Management, L.P.	$155	$—	$—	$155

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

	For the Year Ended December 31, 2021
	Partnership	Consolidated IHAM Vehicles	Eliminations	Consolidated
Revenues
Investment income	$97	$—	$(93)	$4
Management fees and other income	31	—	(28)	3
Revenues from Consolidated IHAM Vehicles
Investment income	—	285	—	285
Other income	—	7	—	7
Total revenues	128	292	(121)	299
Expenses
Interest expense	5	—	—	5
Other expenses	12	—	—	12
Expenses of Consolidated IHAM Vehicles
Interest expense	—	100	—	100
Distributions to subordinated notes	—	135	(101)	34
Management fees and other expenses	—	38	(28)	10
Total expenses	17	273	(129)	161

Net operating income	111	19	8	138
Other income (loss)
Net realized losses on investments	(6)	—	7	1
Net unrealized gains on investments	18	—	(15)	3
Other income (loss) from Consolidated IHAM Vehicles
Net realized losses on investments	—	(9)	—	(9)
Realized gain on extinguishment of debt	—	89	(35)	54
Net unrealized gains on investments	—	91	—	91
Total other income	12	171	(43)	140
Net income	123	190	(35)	278
Less: Net income attributable to non-controlling interests in Consolidated IHAM Vehicles	—	190	(35)	155
Net income attributable to Ivy Hill Asset Management, L.P.	$123	$—	$—	$123

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2023
	Partnership	Consolidated IHAM Vehicles	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$326	$353	$(240)	$439
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net realized losses on investments, foreign currency and other transactions	20	—	(18)	2
Net unrealized gains on investments, foreign currency and other transactions	(18)	—	18	—
Net accretion of investments	(1)	—	—	(1)
Allocable to non-controlling interests in Consolidated IHAM Vehicles:
Net realized losses on investments and foreign currency transactions	—	56	—	56
Net unrealized gains on investments, foreign currency and other transactions	—	(93)	—	(93)
Realized gain on extinguishment of debt	—	(58)	46	(12)
Amortization of debt costs	—	9	—	9
Amortization on investments	—	(24)	—	(24)
Payment-in-kind interest	—	(12)	—	(12)
Purchases of investments	—	(2,754)	—	(2,754)
Proceeds from sale or paydown of investments	—	2,428	—	2,428
Accounts payable and other liabilities	(15)	—	17	2
Cash flows due to changes in other assets and liabilities allocable to non-controlling interests in Consolidated IHAM Vehicles:
Change in other assets and receivables of the Consolidated IHAM Vehicles	—	(2)	—	(2)
Change in other liabilities and payables of the Consolidated IHAM Vehicles	—	38	(1)	37
Net cash provided by (used in) operating activities	312	(59)	(178)	75
Cash flows from investing activities:
Purchases of investments	(280)	—	273	(7)
Proceeds from repayments or sales of investments	346	—	(323)	23
Net cash provided by investing activities	66	—	(50)	16
Cash flows from financing activities:
Borrowings on debt	499	—	—	499
Repayments of debt	(782)	—	—	(782)
Debt issuance costs	(1)	—	—	(1)
Capital contributions	153	—	—	153
Distributions	(243)	—	—	(243)
Allocable to non-controlling interests in Consolidated IHAM Vehicles
Borrowings on debt and subordinated notes	—	2,204	(100)	2,104
Repayments of debt and subordinated notes	—	(1,757)	154	(1,603)
Debt issuance costs	—	(3)	—	(3)
Capital contributions	—	155	(155)	—
Distributions	—	(332)	329	(3)
Net cash (used in) provided by financing activities	(374)	267	228	121
Net change in cash and cash equivalents	4	208	—	212
Cash and cash equivalents, beginning of period	5	499	—	504
Cash and cash equivalents, end of period	$9	$707	$—	$716
Supplemental disclosure of cash flow information:
Cash paid during the period for interest by Ivy Hill Asset Management, L.P.	$59	$—	$—	$59
Cash paid during the period for interest by the Consolidated IHAM Vehicles	$—	$530	$—	$530

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

	For the Year Ended December 31, 2022
	Partnership	Consolidated IHAM Vehicles	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$155	$(137)	$(59)	$(41)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net unrealized losses on investments, foreign currency and other transactions	33	—	(31)	2
Net accretion of investments	(1)	—	—	(1)
Allocable to non-controlling interests in Consolidated IHAM Vehicles:
Net realized losses on investments and foreign currency transactions	—	12	—	12
Net unrealized losses on investments, foreign currency and other transactions	—	279	—	279
Amortization of debt costs	—	6	—	6
Amortization on investments	—	(16)	—	(16)
Payment-in-kind interest	—	(7)	—	(7)
Purchases of investments	—	(5,062)	—	(5,062)
Proceeds from sale or paydown of investments	—	1,318	—	1,318
Changes in operating assets and liabilities:
Management fees receivable	(6)	—	6	—
Accounts payable and other liabilities	(25)	—	37	12
Cash flows due to changes in other assets and liabilities allocable to non-controlling interests in Consolidated IHAM Vehicles:
Change in other assets and receivables of the Consolidated IHAM Vehicles	—	(51)	—	(51)
Change in other liabilities and payables of the Consolidated IHAM Vehicles	—	75	(6)	69
Net cash provided by (used in) operating activities	156	(3,583)	(53)	(3,480)
Cash flows from investing activities:
Purchases of investments	(1,427)	—	1,421	(6)
Proceeds from repayments or sales of investments	24	—	(3)	21
Net cash used in investing activities	(1,403)	—	1,418	15
Cash flows from financing activities:
Borrowings on debt	1,009	—	—	1,009
Repayments of debt	(340)	—	—	(340)
Debt issuance costs	(2)	—	—	(2)
Capital contributions	782	—	—	782
Distributions	(205)	—	—	(205)
Allocable to non-controlling interests in Consolidated IHAM Vehicles
Borrowings on debt and subordinated notes	—	3,174	(392)	2,782
Repayments of debt and subordinated notes	—	(472)	—	(472)
Capital contributions	—	1,029	(1,029)	—
Distributions	—	(65)	56	(9)
Net cash provided by financing activities	1,244	3,666	(1,365)	3,545
Net change in cash and cash equivalents	(3)	83	—	80
Cash and cash equivalents, beginning of period	8	416	—	424
Cash and cash equivalents, end of period	$5	$499	$—	$504
Supplemental disclosure of cash flow information:
Cash paid during the period for interest by Ivy Hill Asset Management, L.P.	$22	$—	$—	$22
Cash paid during the period for interest by the Consolidated IHAM Vehicles	$—	$187	$—	$187

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)

	For the Year Ended December 31, 2021
	Partnership	Consolidated IHAM Vehicles	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$123	$191	$(36)	$278
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net realized losses on investments and foreign currency transactions	6	—	(7)	(1)
Net unrealized gains on investments and foreign currency transactions	(18)	—	15	(3)
Net accretion of investments	(2)	—	—	(2)
Allocable to non-controlling interests in Consolidated IHAM Vehicles:
Net realized losses on investments and foreign currency transactions	—	9	—	9
Net unrealized gains on investments and foreign currency transactions	—	(91)	—	(91)
Realized gain on extinguishment of debt	—	(89)	35	(54)
Amortization on debt costs	—	2	—	2
Amortization on investments	—	(12)	—	(12)
Payment-in-kind interest	—	(11)	—	(11)
Purchases of investments	—	(3,881)	—	(3,881)
Proceeds from sale or paydown of investments	—	2,745	—	2,745
Changes in operating assets and liabilities:
Management fees receivable	(1)	—	—	(1)
Accounts payable and other liabilities	(1)	—	2	1
Cash flows due to changes in other assets and liabilities allocable to non-controlling interests in Consolidated IHAM Vehicles:
Change in other assets and receivables of the Consolidated IHAM Vehicles	—	(30)	—	(30)
Change in other liabilities and payables of the Consolidated IHAM Vehicles	—	2	—	2
Net cash provided by (used in) operating activities	107	(1,165)	9	(1,049)
Cash flows from investing activities:
Purchases of investments	(544)	—	486	(58)
Proceeds from repayments or sales of investments	245	—	(203)	42
Net cash used in investing activities	(299)	—	283	(16)
Cash flows from financing activities:
Borrowings on debt	263	—	—	263
Repayments of debt	(271)	—	—	(271)
Capital contributions	296	—	—	296
Distributions	(93)	—	—	(93)
Allocable to non-controlling interests in Consolidated IHAM Vehicles
Borrowings on debt and subordinated notes	—	2,906	(190)	2,716
Repayments of debt and subordinated notes	—	(2,116)	190	(1,926)
Capital contributions	—	296	(296)	—
Distributions	—	(13)	4	(9)
Net cash provided by financing activities	195	1,073	(292)	976
Net change in cash and cash equivalents	3	(92)	—	(89)
Cash and cash equivalents, beginning of period	5	508	—	513
Cash and cash equivalents, end of period	$8	$416	$—	$424
Supplemental disclosure of cash flow information:
Cash paid during the period for interest by Ivy Hill Asset Management, L.P.	$5	$—	$—	$5
Cash paid during the period for interest by the Consolidated IHAM Vehicles	$—	$100	$—	$100

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
10. MARKET AND OTHER RISK FACTORS
Due to the nature of the investment strategy of the Partnership and the Consolidated IHAM Vehicles, the investment portfolio held by the Partnership and the Consolidated IHAM Vehicles is subject to market, credit and other risk factors, including, but not limited to, the following:
Market Disruption Risk
Significant changes or volatility in the capital markets may cause the fair value of investments to fluctuate significantly over the life of the investments, which may have a negative effect on the valuations of the investments held by the Partnership and the Consolidated IHAM Vehicles. Investments may decline in value due to factors affecting the securities markets generally or particular industries. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, impacts from global exogenous events (such as the Russia-Ukraine war and more recently the Israel-Hamas war), health epidemics and pandemics, rising interest rates, renewed inflationary pressure or adverse investor sentiment generally. Investments may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. These factors are outside of the Partnership’s and the Consolidated IHAM Vehicles’ control and may impact the level of volatility of investment values, as well as the liquidity of investments. While most of the investments held by the Partnership and the Consolidated IHAM Vehicles are illiquid and not intended to be traded, applicable accounting standards require IHAM to assume as part of the valuation process that the investments held by the Partnership and the Consolidated IHAM Vehicles are sold in a principal market to market participants (even if IHAM plans on holding an investment held by the Partnership and the Consolidated IHAM Vehicles through its maturity). Significant changes in the capital markets may also affect the pace of investment activity and the potential for liquidity events involving the investments held by the Partnership and the Consolidated IHAM Vehicles.
Credit Risk
The Partnership and the Consolidated IHAM Vehicles invest in leveraged loan funds, term loans, delayed draw term loans and revolving loans. A majority of the investments held by the Partnership and the Consolidated IHAM Vehicles are subject to restrictions on their resale or are otherwise illiquid. The Partnership and the Consolidated IHAM Vehicles place its cash with financial institutions and, at times, cash held in the checking, money market and repurchase accounts may be in excess of the FDIC insured limits.
The Partnership may also invest in CLOs of the Consolidated IHAM Vehicles. CLOs issue securities in tranches (“CLO Securities”) with different payment characteristics. The riskiest portion of the capital structure of a CLO is the subordinated (or residual) tranche, which bears the bulk of defaults from the loans in the CLO and serves to protect the other, more senior tranches from default in all but the most severe circumstances. The risks of an investment in a CLO depend largely on the collateral and the tranche of the CLO in which the Partnership invests.
Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a CLO, holders of more senior tranches would typically be entitled to receive payment in full before the Partnership receives any distribution. After repaying such senior creditors, such CLO may not have any remaining assets to use for repaying its obligation to the Partnership. In the case of tranches ranking equally with the tranches in which the Partnership invests, the Partnership would have to share on an equal basis any distributions with other creditors holding such securities. Therefore, the Partnership may not receive back the full amount of its investment in a CLO.
Payments to holders of CLO Securities may be subject to deferral. If cash flows generated by the underlying assets are insufficient to make all current and, if applicable, deferred payments on CLO Securities, no other assets will be available for payment of the deficiency and, following realization of the underlying assets, the obligations of the Borrower of the related CLO Securities to pay such deficiency will be extinguished.
The market value of CLO Securities may be affected by, among other things, changes in the market value of the underlying assets held by the CLO, changes in the distributions on the underlying assets, defaults and recoveries on the underlying assets, capital gains and losses on the underlying assets, prepayments on underlying assets and the availability, prices and interest rate of underlying assets. Furthermore, the leveraged nature of each subordinated class may magnify the adverse impact on such class of changes in the value of the assets, changes in the distributions on the assets, defaults and

Ivy Hill Asset Management, L.P.
Notes to the Consolidated Financial Statements
(in millions, except percentages and as otherwise indicated)
recoveries on the assets, capital gains and losses on the assets, prepayment on assets and availability, price and interest rates of assets. Finally, CLO Securities are limited recourse, and may not be paid in full and may be subject to up to 100% loss.
Interest Rate Risk
General interest rate fluctuations may have a substantial negative impact on the investments held by the Partnership and the Consolidated IHAM Vehicles and investment opportunities and, accordingly, may have a material adverse effect on the Partnership’s and the Consolidated IHAM Vehicles’ investment objective and its net income. To the extent the Partnership and the Consolidated IHAM Vehicles borrow money to make investments, the Partnership’s and the Consolidated IHAM Vehicles’ net income is dependent upon the difference between the rate at which the Partnership and the Consolidated IHAM Vehicles borrow funds and the rate at which the Partnership and the Consolidated IHAM Vehicles invest these funds. If market rates decrease, the Partnership and the Consolidated IHAM Vehicles may earn less interest income from investments made during such lower rate environment. There can be no assurance that a significant change in market interest rates will not have a material adverse effect on the Partnership’s and the Consolidated IHAM Vehicles’ net income.
Regulatory Risk
From time to time, the Partnership and the Consolidated IHAM Vehicles are subject to legal proceedings in the ordinary course of business, including those arising from their respective investments, and the Partnership and the Consolidated IHAM Vehicles may, as a result, incur significant costs and expenses in connection with such legal proceedings. Legal proceedings may increase to the extent the Partnership and the Consolidated IHAM Vehicles find it necessary to foreclose or otherwise enforce remedies with respect to loans that are in default, which borrowers may seek to resist by asserting counterclaims and defenses against the Partnership and the Consolidated IHAM Vehicles. As of December 31, 2023, the Partnership and the Consolidated IHAM Vehicles were not subject to any material pending legal proceedings.
The Partnership and the Consolidated IHAM Vehicles are also subject to extensive regulation, which, from time to time, results in requests for information from the Partnership and the Consolidated IHAM Vehicles or regulatory proceedings or investigations against the Partnership and the Consolidated IHAM Vehicles. The Partnership and the Consolidated IHAM Vehicles may incur significant costs and expenses in connection with any such information requests, proceedings or investigations.
11. SUBSEQUENT EVENTS
IHAM evaluated all events or transactions that occurred after December 31, 2023 through the date the consolidated financial statements were issued. There were no subsequent events that occurred during such period that would require disclosure in these consolidated financial statements as of and for the year ended December 31, 2023.